Exhibit 10.24

OPERATING AGREEMENT

OF

NPT INVESTORS, LLC

i

Schedule A	Membership Interests
Schedule B	Property Owner's Amended and Restated Limited Liability Company Agreement

ii

OPERATING AGREEMENT

OF

NPT INVESTORS, LLC

THIS OPERATING AGREEMENT (this "Agreement") of NPT Investors, LLC, a Delaware limited liability company (the "Company"), is made and entered into as of April 30, 2013 (the "Effective Date"), by and among Bluerock Real Estate, LLC, a Delaware limited liability company ("Manager"), the persons whose names are set forth on Schedule A of this Agreement (the "Common Members"), and Bluerock Special Opportunity + Income Fund III, LLC, a Delaware limited liability company ("SOIF"), as the Preferred Member.

RECITALS:

WHEREAS, the Company was formed on April 29, 2013 in connection with the intended contribution (the "Transfer Distribution") to BR-NPT Springing Entity, LLC (the "Property Owner") of the apartment project known as ''North Park Towers" and located at 16500 North Park Drive, Southfield, Oakland County, Michigan (the "Property"), by BR-North Park Towers, DST, a Delaware statutory trust (the "DST" or the "Trust") pursuant to that certain trust agreement of the DST (the "Trust Agreement").

WHEREAS, simultaneous with the Transfer Distribution, that certain mortgage loan in the original principal amount of $15,000,000 secured by the Property (the "Previous Loan"), borrowed by the Trust from Bank of America and now owned/controlled by Midland Loan Services as Special Servicer (the "Previous Lender"), is being repaid (the "Refinancing Transaction") with the proceeds of a mortgage loan in the face amount of $10,000,000 (together with any loan that refinances such loan, the "Mortgage Loan") from KeyBank National Association (together with its successors and assigns thereof, and any lender under any loan that refinances the Mortgage Loan, the "Mortgage Lender").

WHEREAS, simultaneous with the Transfer Distribution and the Refinancing Transaction described above, the Property Owner is being recapitalized pursuant to a capital call (the "Recapitalization") and certain other transactions (the "Proposed Actions") voted upon and approved by the owners of the DST in connection with that certain Proposed Action Notice dated April 11, 2013 (the "Action Notice").

WHEREAS, in connection with the Recapitalization of the Property Owner, the Company will invest a total of $1,969,289.00 in the Property Owner, in exchange for which the Company will be issued 754.20 Common Membership Interests in the Property Owner, representing ownership of seventy-five and forty-two one-hundredths percent (75.42%) of the Property Owner (collectively, the "Company Investment"). A true copy of the Property Owner's Amended and Restated Limited Liability Company Agreement is attached hereto as Schedule B.

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WHEREAS, SOIF is contributing to the Company the Preferred Contribution (defined below), and the Common Members are contributing to the Company the Common Member Contribution (defined below), each asof the Effective Date (the "Closing Date"), to enable the Company to make the Company Investment in the Property Owner, to enable the Property Owner, simultaneous with its receipt of other Recapitalization proceeds and the net proceeds from Mortgage Lender under the Refinancing Transaction, to repay the Previous Loan and thereby permit the DST to complete the Transfer Distribution, to result in Property Owner succeeding to full ownership of the Property subject to the Mortgage Loan.

WHEREAS, the Manager and the Members now wish to provide for, among other things, (i) the admission of SOIF as a Preferred Member of the Company, (ii) the payment of the Preferred Contribution by SOIF to the Company, (iii) the payment of the Common Member Contribution by the Common Members to the Company, (iv) the making by the Company of the Company Investment in Property Owner to become a common member of the Property Owner, the allocation of Profits, Losses, credits and distribution of cash flow and other proceeds of the Company, and (vi) the respective rights, obligations and interests of the Members to each other and to the Company, all as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the parties agree to enter into this Agreement as of the Effective Date as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.     Definitions. (a) As used herein, the following terms have the following meanings:

"Affiliate" means, with respect to any specified Person any other Person owning beneficially, directly or indirectly, any ownership interest in such specified Person or directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

"Agreement" has the meaning set forth in the Preamble hereto.

"Annual Budget" means the operating budget, including all planned capital expenditures, for the Property prepared by the Property Owner for the applicable Fiscal Year or other period.

"Bankruptcy" means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its Property, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its Property, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of "Bankruptcy" set forth in Sections 18-101(l) and 18-304 of the Delaware Act.

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"Bluerock" means Bluerock Real Estate, L.L.C., a Delaware limited liability company.

"BRPM" means Bluerock Property Management, LLC.

"Business Day" means a day which is not a Saturday, Sunday or legal holiday on which commercial banking institutions in New York, New York are authorized to close.

"Capital Account" means an account maintained for each Member to which shall be credited the amount of money and fair market value of any property (net of any liabilities to which such property is subject) contributed to the Company by such Member and any Net Profit allocated to such Member pursuant to Article 5, and to which shall be debited the amount of money and fair market value of any property (net of any liabilities to which such property is subject) distributed by the Company to such Member and any Net Loss allocated to such Member pursuant to Article 5. Such Capital Account shall be maintained solely for purposes of determining the allocations of Net Profit and Net Loss under Article 5 for income tax purposes and shall not have any effect on the Members' rights to distributions from the Company.

"Capital Contribution'' shall mean the gross amount invested in the Company by a Member, whether in cash, property or services.

"Casualty" means any damage or destruction, in whole or in part, by fire or other casualty of all or any part of the Property.

"Closing Date" means the Effective Date.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Commercial Disposition Effort" has the meaning set forth in Section 10.03(b).

''Common Member" means a Member who is a holder of Common Units, acting in its capacity as such.

"Common Percentage Interest" means, with respect to any Common Member at any time, the percentage derived by dividing (i) the aggregate number of Common Units held by such Common Member as of such time by (ii) the aggregate number of Common Units held by all Common Members as of such time.

"Common Units" has the meaning set forth in Section 3.01.

"Company" has the meaning set forth in the Preamble hereto.

"Company Optional Redemption" has the meaning set forth in Section 4.03(a).

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"Condemnation" means a temporary or permanent talking by any governmental authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

"Condemnation Proceeds" means the proceeds arising out of any Condemnation action, whether paid in connection with a final ruling, a deed in lieu or any other related proceeding, net of any costs of collection.

"Control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of beneficial interests, by contract or otherwise.

"Covered Persons" has the meaning set forth in Section 11.01(a).

"Covered Sale'' has the meaning set forth in Section 4.03(b).

"Creditors' Rights Laws" shall mean with respect to any Person, any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

"Delaware Act'' means the Delaware Limited Liability Company Act, 6 Del. Code Section 18-101, el seq.

"Distribution Period" means, with respect to any Preferred Payment Date, the period commencing on and including the fifteenth (15th) day of the preceding calendar month and terminating on and including the fourteenth (14th day) of the calendar month in which such Preferred Payment Date occurs; provided, however, that the initial Distribution Period shall begin on and include the Closing Date and shall end on and include June 15, 2013.

"DST" and the "Trust" have the meaning set forth in the Recitals hereto.

"Effective Date" has the meaning set forth in the preamble hereto.

"Fiscal Year" has the meaning set forth in Section 8.01.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Guarantor" or "Guarantors" means, individually or collectively, as the context may require, Bluerock Special Opportunity + Income Fund, LLC, Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC.

"Guaranty" or "Guarantees" means, individually or collectively, as the context may require, the Guaranty Agreement and Environmental and Hazardous Substances Indemnity Agreement and the other documents executed by Guarantors in connection with the Mortgage Loan Documents.

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"Insurance Proceeds" means any proceeds payable with respect to any insurance policies affecting the Property in connection with any destruction or casualty to the Property, net of any expenses of collection.

"Interest" means, with respect to any Member, such Member's limited liability company interest in the Company.

"Junior Securities" means any Common Units or any other limited liability company interests issued by the Company that would rank junior to the Preferred Units as to periodic distributions or distributions upon a liquidation or dissolution of the Company.

"Junior Securities Distribution" has the meaning set forth in Section 4.0l(d).

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (other than restrictions under applicable securities laws).

"Liquidation Event" has the meaning set forth in Section 4.02(b).

"Liquidation Preference" means, as of any date of determination, with respect to each Preferred Unit, the Total Redemption Amount divided by the total number of Preferred Units outstanding.

"Manager" has the meaning set forth in Section 7.01(a).

"Material Action" means (a) to file any bankruptcy, insolvency, or reorganization case or proceeding, (b) to institute proceedings to have the Company be adjudicated bankrupt or insolvent, (c) to institute proceedings under any applicable insolvency law to have the Company be adjudicated bankrupt or insolvent, (d) to seek any relief under any law relating to relief from debts or the protection of debtors generally, (e) to consent to the filing or institution of bankruptcy, reorganization or insolvency proceedings against the Company, (f) to file a petition seeking, or consent to, bankruptcy, insolvency, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy or insolvency, (g) to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for the Company or a substantial part of its property, (h) to make any assignment for the benefit of creditors of the Company, (i) to admit in writing the Company's inability to pay its debts generally as they become due or (j) to take action in furtherance of any of the foregoing.

"Material Adverse Effect" means any event or condition that has a material adverse effect on (i) the Property taken as a whole, (ii) the use, operation, or value of the Property, (iii) the business, profits, operations or financial condition of the Company, or (iv) the ability of the Company to satisfy any of the Company's obligations under this Agreement.

"Member" means any Person that holds a limited liability company interest in the Company and is admitted as a member of the Company pursuant to the provisions of this Agreement and the Delaware Act.

"Monthly Distribution Shortfall" means the failure to pay on any Preferred Payment Date, any Preferred Monthly Distribution.

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"Mortgage Debt" means the outstanding portion of the principal amount set forth in, and evidenced by, the Mortgage Loan Documents together with all interest accrued and unpaid thereon and all other sums due to Mortgage Lender in respect of the Mortgage Loan.

"Mortgage Lender" has the meaning set forth in the Recitals hereto.

"Mortgage Loan" means (a) the loan in the original face amount of Ten Million and No/100 Dollars ($10,000,000.00), made by KeyBank National Association to the Property Owner and (b) any loan that refinances such loan.

"Mortgage Loan Default" means an "Event of Default" under the Mortgage Loan Documents subject to all applicable notice, grace and cure periods related thereto, but regardless of whether or not such Event of Default is or may have been waived by Mortgage Lender.

"Mortgage Loan Documents" means all documents or instruments evidencing, securing or guaranteeing any portion of the Mortgage Debt, including, without limitation, any loan agreement, note, mortgage, pledge, security agreement, control agreement, deposit agreement or other written agreement or document evidencing or securing the Mortgage Debt.

"Net Proceeds" has the meaning set forth in Section 4.03(b)(v).

"Net Profit" or "Net Loss" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)          any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss shall be added to such taxable income or loss; and

(ii)         the computation of Net Profit or Net Loss shall include any expenditures of the Company described in Code Section 705(b)(2)(B) or treated as Code Section 705(b)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profit or Net Loss shall be subtracted to such taxable income or loss.

The Tax Matters Partner shall make further adjustments as the Tax Matters Partner shall deem necessary in its reasonable discretion.

"Net Sales Proceeds" means the proceeds from the sale of the Property after deducting therefrom all expenses incurred in connection with the sale, including any applicable commissions or sales fees, provided however, disposition or similar sales fees earned by or payable to the Manager or its Affiliates in connection with the sale by the Property Owner of the Property shall be subordinated to the receipt by the Preferred Member of its Total Redemption Amount.

"OFAC List" means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website www.treas.gov/ofoc/t11sdn.pdf.

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"Ownership Interest" means any direct ownership interest in the Company, contingent or fixed, of any nature whatsoever, whether in the form of a partnership interest, stock interest, membership interest, equitable interest, beneficial interests, profit interest, loss interest, voting rights, control rights, management rights or otherwise.

"Parity Securities" has the meaning set forth in Section 3.04(b).

"Permitted Transfer" has the meaning set forth in Section 10.01(a).

"Person" means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.

"Preferred Contribution" means one million seven hundred nineteen thousand two hundred eighty nine and no/100 Dollars ($1,719,289.00).

"Preferred Member" means the Preferred Member described in the Preamble hereto and each other Member who is a holder of Preferred Units, acting in its capacity as such.

"Preferred Member Transferee" means a permitted transferee of any holder of Preferred Units who is admitted to the Company as a Preferred Member pursuant to Section 10.01(d).

"Preferred Monthly Distribution" has the meaning set forth in Section 4.01(a).

"Preferred Payment Date" means the fifteenth (15th) day of each calendar month or, if such day is not a Business Day, the immediately preceding Business Day.

"Preferred Percentage Interest" means, with respect to any Preferred Member at any time, the percentage derived by dividing (i) the aggregate number of Preferred Units held by such Preferred Member as of such time by (ii) the aggregate number of Preferred Units held by all of the Preferred Members as of such time.

"Preferred Return" means the amounts payable to the holders of Preferred Units pursuant to Section 4.01(a).

"Preferred Return Rate" means, with respect to any period of calculation, a rate per annum equal to thirty five percent (35%) per annum.

"Preferred Units" has the meaning set forth in Section 3.01.

"Previous Loan" has the meaning set forth in the Recitals hereto.

"Previous Lender" has the meaning set forth in the Recitals hereto.

"Prohibited Person" means any Person:

(a)          listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the "Executive Order");

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(b)          that is owned or controlled by, or acting for or on behalf of, any Person that is listed on the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)          with whom any Member is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(d)          who commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order;

(e)          that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/tllsdn.pdf or at any replacement website or other replacement official publication of such list; or

(t)          who is an Affiliate of a Person listed above.

"Property" means the 313-unit townhome complex located at located at 16500 North Park Drive, Southfield, Oakland County, Michigan, all improvements thereon and all personal property owned by the Property Owner, together with all rights pertaining to such property and improvements, as more particularly described in the Mortgage Loan Documents.

"Property Manager" means (a) as of the Closing Date, BRPM (provided, that the Property Manager may sub-contract some or all of its management responsibilities under the Property Management Agreement subject to any requirements of the Mortgage Loan Documents), or (b) if the context requires, such successor Property Manager who is managing the Property.

"Property Management Agreement" means (a) that certain Property Management Agreement to be entered into by and between the Property Owner and the Property Manager, pursuant to which the Property Manager is to provide management and other services with respect to the Property, and (b) any replacement management agreement entered into by and between the Property Owner and a successor Property Manager.

"Regulations" means the Treasury Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are in effect from time to time. References to specific provisions of the Regulations include references to corresponding provisions of successor regulations.

"Senior Securities'' has the meaning set forth in Section 3.04(b).

"Schedule A" means Schedule A to this Agreement, as amended from time to time in accordance with the terms of this Agreement. The Manager shall amend Schedule A to reflect (i) any increase in the capital contribution made by the Members and (ii) any permitted transfers of Units, in each case in accordance with the terms of this Agreement and shall deliver copies of such revised Schedule A to all Members.

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"SOIF" has the meaning set forth in the Recitals.

"Special Purpose Provisions" has the meaning set forth in Section 7.05(b).

"Subsidiary" with respect to any Person means any other Person of which (i) such first-mentioned Person, or its Subsidiary, is the general partner or manager or (ii) such first-mentioned Person (either directly or through or together with another Subsidiary of such first-mentioned Person) owns more than 50% of the voting stock (or its equivalent) or value.

"Tax Matters Partner" has the meaning set forth in Section 8.03(a).

"Third Party" means any Person who is not an Affiliate of any Member or of the Manager.

"Total Redemption Amount" means, as of any date of determination, an amount equal to, without duplication, the sum of (a) the Unreturned Preferred Contribution, plus (b) all accrued but unpaid Preferred Return through and including the end of the applicable Distribution Period in which such payment occurs.

"Transfer" means any direct or indirect, voluntary or involuntary, sale, transfer, exchange, pledge, hypothecation, encumbrance, assignment or other disposition, by operation of law or otherwise, by any Member to any Person of all or any portion of such Member's Units (or any interest therein) and "Transfer", used as a verb, has a corresponding meaning.

"Trigger Event" has the meaning set forth in Section 10.02(a).

"UCC" means the Uniform Commercial Code in effect in the state of Delaware from time to time.

"Unallocated Preferred Return" means, with respect to the Preferred Units at any time, the excess, if any, of (i) aggregate Preferred Monthly Distributions that have been paid (or, with respect to any Preferred Monthly Distribution that has accrued but is not yet payable as of such time, to the extent that such Distribution is paid on or within 5 days after the Preferred Payment Date with respect to such Preferred Monthly Distribution) with respect to the Preferred Units over (ii) the net cumulative amount of Net Profit allocated to the Preferred Units pursuant to Section 5.01(c).

"Units" means units representing the limited liability company interests of the Company, denominated as Common Units and Preferred Units.

"Unreturned Preferred Contribution" means, as of any date of determination, that portion of the Preferred Contribution that has not been redeemed, plus the aggregate amount of all accrued but unpaid distributions thereon (whether or not earned or declared) through the date of payment.

"Winding Up Event" has the meaning set forth in Section 12.02.

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(b)       The words "hereof ", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural te1111 the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

ARTICLE 2

GENERAL PROVISIONS

Section 2.01.   Name. The name of the Company is "NPT Investors, LLC".

Section 2.02.  Filing Of Certificates. Christopher Vohs, as an "authorized person" within the meaning of the Delaware Act, has executed, delivered and filed the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware. Upon the filing of such Certificate, his powers as an "authorized person" ceased and the Manager became the designated "authorized person" within the meaning of the Delaware Act. The Manager shall execute, deliver and file, or cause the execution, delivery and filing of, all other certificates required or permitted by the Delaware Act to be filed in the Office of the Secretary of State of the State of Delaware and any other certificates, notices or documents required or permitted by Law for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

Section 2.03.  Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Delaware Act. Notwithstanding the foregoing, so long as any Preferred Units, the Mortgage Loan and/or any other loan secured by the Property are outstanding, the Company shall not engage in any business other than owning common membership interests in the Property Owner subject to the terms and conditions of this Agreement.

Section 2.04.  Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Delaware Act. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by a Member.

Section 2.05.  Principal Business Office. The principal business office of the Company shall be at 712 Fifth Avenue, 9th Floor, New York, New York 10019, or at such other location as may hereafter be determined by the Manager.

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Section 2.06.   Limited Liability. Except as required by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

Section 2.07.   Title To Company Property. All property of the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property.

Section 2.08.   No Right Of Partition. No Member shall have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.

ARTICLE 3

UNITS; CAPITAL CONTRIBUTIONS

Section 3.01.   Units. The Company shall be authorized to issue common Units at a value of $1.00 per common Unit in cash ("Common Units") and one series of preferred Units at a value per preferred Unit of $1.00 in cash ("Preferred Units") from time to time in accordance with this Agreement.

Section 3.02.  Common Member Interest. (a) The Capital Contribution of each of the Common Members is equal to the percentage interest held by such Common Member in the Company. The number of Common Units issued to and held by each Common Member in exchange for its Capital Contribution as of the Closing Date (collectively, the "Common Member Contributions") are set forth opposite each Common Member's name on Schedule A. The Common Units reflected on Schedule A as of the Closing Date represent 100% of Common Units outstanding and issued by the Company as of the Closing Date.

(b) Subject to the provisions of this Article 3, the Common Members may from time to time make additional capital contributions to the Company for use for any purposes set forth in this Agreement if and only if such capital contributions are requested in writing by the Manager; provided that such capital contributions represent consideration for the issuance of Common Units. The Common Members may participate on a pro rata basis in proportion to each Common Members Common Units. The Common Members are not required to comply with such request. The Manager shall amend Schedule A to reflect such additional Common Units set forth opposite the Common Member's name and shall deliver a copy of such revised Schedule A to the Preferred Member and all other Members.

Section 3.03.   Preferred Interests. (a) On the Closing Date, the Preferred Member shall make the Preferred Contribution, and shall receive the number of Preferred Units, set forth opposite the Preferred Member's name on Schedule A representing 100% of the Preferred Units.

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(b)     Subject to the provisions of this Article 3, the Preferred Member may from time to time make additional capital contributions to the Company for use for any purposes set forth in this Agreement, to the extent that the Manager has requested additional capital contributions from the Common Members and less than all of the Common Members participate as to their proportionate share; provided that such capital contributions represent consideration for the issuance of Preferred Units. The Manager shall amend Schedule A to reflect such additional Preferred Units set forth opposite the Preferred Member's name and shall deliver a copy of such revised Schedule A to the Preferred Member and all other Members.

Section 3.04.  Ranking of Preferred Interests. (a) The holders of Preferred Units shall rank in preference or priority to the holders of all other Units as to the payment of distributions and redemptions and as to the distribution of assets upon liquidation, dissolution or winding up of the Company as set forth in this Agreement.

(b)     The Company shall not authorize, create or issue any Units that shall be deemed Senior Securities or Parity Securities. For this purpose, "Senior Securities" means any Units ranking prior to the Preferred Units, as to the payment of distributions and redemptions and as to the distribution of assets upon liquidation, dissolution or winding up of the Company, if the holders of such Units shall be entitled to the receipt of distributions or redemptions or amounts distributable upon liquidation, dissolution or winding up of the Company, as the case may be, in preference or priority to the holders of Preferred Units. For this purpose, ''Parity Securities" means any Units on a parity with the Preferred Units, as to the payment of distributions and redemptions and as to the distribution of assets upon liquidation, dissolution or winding up of the Company, whether or not the distribution rates, distribution payment dates or redemption payment dates or liquidation prices thereof be different from those of the Preferred Units, if the holders of such Units and the Preferred Units shall be entitled to the receipt of distributions and redemptions and of amounts distributable upon liquidation, dissolution or winding up of the Company in proportion to their respective amounts of accrued and unpaid distributions per Unit or liquidation preferences, without preference or priority one over the other.

ARTICLE 4

PREFERRED UNITS

Section 4.01.  Mandatory Monthly Distributions. (a) The holders of Preferred Units shall, subject to any restrictive terms of the Mortgage Loan Documents, be entitled to receive on each Preferred Payment Date, pro-rata among such holders in accordance with their respective Preferred Percentage Interests, a monthly cash distribution (a "Preferred Monthly Distribution") for each Distribution Period which shall accrue on the Unreturned Preferred Contribution as of the commencement of the applicable Distribution Period at a rate equal to the Preferred Return Rate (calculated on the basis of a 360-day year and the number of days in such Distribution Period), which Preferred Monthly Distribution shall be paid from cash flow or Net Proceeds available for distribution pursuant to Section 4.03(b)(v). If permitted pursuant to the terms of the Mortgage Loan Documents, such Preferred Monthly Distribution shall be payable in arrears on each Preferred Payment Date commencing on June 15, 2013. Any distributions not payable due to any restrictions in the Mortgage Loan Documents shall remain due and payable and shall be paid promptly payable upon the removal of any such restrictions.

(b) Distributions on the Preferred Units shall be cumulative from the date of issue, and shall accrue whether or not funds of the Company are legally available for the payment of such distributions and, to the extent unpaid, shall accrue at the Preferred Return Rate in accordance with Section 4.0l (a). Distributions shall be payable to the Preferred Member identified on Schedule A or to any Preferred Member Transferee of which the Manager has written notice prior to any Preferred Payment Date in accordance with the terms hereof.

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(c) Except as otherwise expressly provided in this Agreement, the Preferred Member shall not be entitled to any distributions (other than the liquidation distributions under Section 4.02 and redemptions under Section 4.03), whether payable in cash, property or stock, in excess of the cumulative distributions provided in this Section 4.0 l . Except as otherwise expressly provided in this Agreement (including as provided in Section 4.0 l(b)), no other interest or sum of money in lieu of interest shall be payable in respect of any distribution payment on the Preferred Units that may be in arrears.

(d)  So long as any Preferred Units are outstanding, the Company shall not declare, pay or set apart for payment any distributions on any Junior Securities (other than distributions paid in Junior Securities, or options, warrants or other rights exercisable into, exchangeable for or convertible solely into Junior Securities) or make any mandatory or optional redemption, sinking fund or other similar payment in respect of, or otherwise acquire any Junior Securities (any such distributions, redemptions, other payments or other acquisitions being a ''Junior Securities Distribution") for any consideration, except by exercise into, exchange for or conversion into Junior Securities, unless in each case, (i) the full cumulative distributions have been paid or are contemporaneously declared and paid in cash, or are declared and a cash amount sufficient for the payment thereof has been set apart for such payment, on the entire Unreturned Preferred Contribution for all Distribution Periods terminating on or before the date of payment of such Junior Securities Distribution; and (ii) such Junior Securities Distribution in respect of any Distribution Period are no greater than the amount of Net Cash Flow in respect of such Distribution Period. Notwithstanding anything to the contrary contained in this Agreement, no Junior Securities Distribution of any kind shall be made at any time following the occurrence of, and, to the extent the same may be cured thereafter, during the continuance of, any Trigger Event.

As used herein, "Net Cash Flow" means all cash distributed to the Company by the Property Owner, after any reasonable reserves held back by the Manager; provided that Net Cash Flow shall not include any proceeds from the sale of assets described in Section 4.03(b)(i)(B).

Section 4.02.  Liquidation Preference. (a) Upon the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, before any payment or distribution of the Company's assets (whether capital or surplus) shall be made to or set apart for the holders of any Junior Securities, the holders of Preferred Units shall be entitled to receive, and the Company shall pay to such holders pro-rata in accordance with their respective Preferred Percentage Interests, an amount equal to the Total Redemption Amount. If, upon the liquidation, dissolution or winding-up of the Company, the Company's assets, or proceeds thereof, distributable to the holders of Preferred Units are insufficient to pay in full the Total Redemption Amount, then such assets, or the proceeds thereof, shall be distributed among the holders of Preferred Units ratably in proportion to their respective Preferred Percentage Interests in the order set forth in Section 4.03(b)(v) below.

(b) For purposes of Section 4.02(a), notwithstanding anything else in this Agreement, a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, shall be deemed to have occurred upon:

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(i) a sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Property Owner (whether in a single transaction or in a series of related or substantially contemporaneous transactions, and including any such sale pursuant to Section 10.03(b));

(ii) any merger, share purchase or sale, reorganization, consolidation or other business combination involving the Company (whether in a single transaction or in a series of related or substantially contemporaneous transactions) in which, as a result of such merger, share purchase or sale, reorganization, consolidation or other business combination, the holders of Common Units as of the date hereof possess less than a majority of Common Units after such transaction;

(iii) at any time that the Manager as of the date hereof, or another Affiliate of Bluerock, ceases to control the day-to-day operations of the Company; or

(iv) any financing, refinancing or prepayment in whole or in part of the Mortgage Debt (unless all of the outstanding Preferred Units are redeemed in connection with such financing, refinancing or prepayment) other than as provided in Section 4.03(b)(i)(D) below.

Any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, and any event described in clauses (i), (ii), (iii) and (iv) of this Section 4.02(b), is referred to herein as a "Liquidation Event".

(c) After the Total Redemption Amount has been paid on all outstanding shares of Preferred Units, as provided in this Section 4.02, the holders of Junior Securities shall be entitled to receive any and all assets remaining to be paid or distributed in accordance with Section 12.04(c) and any other terms and conditions applicable to the Junior Securities, and holders of Preferred Units shall not be entitled to share therein.

Section 4.03.  Redemption.

(a)     Redemption at the Option of the Company. The Company may, at its option, to the extent the Company has funds lega.lly available for such purpose, redeem the outstanding Preferred Units, at any time, in whole or in part, for a redemption price with respect to each Preferred Unit equal to the Liquidation Preference for such Preferred Unit, (with any fractional Preferred Units being rounded down to the nearest whole Preferred Unit) (any such redemption, a "Company Optional Redemption"). All such amounts shall be made pro-rata among the parties constituting Preferred Member in accordance with their respective Preferred Percentage Interests and distributed in the order set forth in Section 4.03(b)(v) below.

(b)     Mandatory Redemption. (i) In the event of (A) any sale of (1) Junior Securities or (2) Senior Securities or Parity Securities in violation of the provisions of Section 3.04(b), in each case by the Company for cash, (B) any sale of assets by the Company or its Subsidiaries (including any such sale pursuant to Section 10.03(b)) for cash, (C) any sale of the Property by the Property Owner, (D) any financing or refinancing by the Property Owner (other than the refinancing of the $10,000,000 Key Bank Mortgage Loan) of any assets of the Company or its Subsidiaries, or (E) the occurrence of a Casualty or Condemnation to the extent that any Insurance Proceeds, Condemnation Proceeds and/or title insurance proceeds are not applied to the restoration of any of the Property pursuant to the provisions of the Mortgage Loan Documents and are instead ratably distributed by the Property Owner to the Company (each of clauses (A), (B), (C), (D), and (E), a "Covered Sale"), the Company shall, immediately upon the completion of such Covered Sale, redeem the number of Preferred Units determined pursuant to Section 4.03(b)(iii).

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(ii)         If a Trigger Event occurs, in addition to the other rights and remedies available to the Preferred Member hereunder, the Preferred Member shall have the right, but not the obligation, to give written notice to the Manager requiring the Company to immediately redeem in cash all of the Preferred Units at a redemption price equal to the Total Redemption Amount.

(iii)        The Preferred Units to be redeemed in respect of any Covered Sale or Trigger Event shall be determined as follows:

(A) if at such time Preferred Units are held by more than one Preferred Member, the total number of Preferred Units of each Preferred Member to be redeemed shall equal the quotient of (x) the Net Proceeds of such Covered Sale, divided by (y) the Liquidation Preference per Preferred Unit, with any fractional Preferred Units being rounded down to the nearest whole Preferred Unit; and

(B) any redemption pursuant to Section 4.03(b)(iii)(A) above shall be made pro-rata among the parties constituting the Preferred Member in accordance with their respective Preferred Percentage Interests.

(iv)        Notwithstanding the foregoing, the Company shall not be required to redeem Preferred Units pursuant to this Section 4.03(b) from additional capital contributions made pursuant to Section 3.02(b).

(v)         As used herein, "Net Proceeds" means the net proceeds to the Company resulting from (A) the applicable sale of Junior Securities, Senior Securities, Parity Securities or assets (including, without limitation, the Property), and (B) all Insurance Proceeds, Condemnation Proceeds, Awards and title insurance proceeds, in each case following the payment of all actual out-of-pocket Third Party costs and expenses incurred by the Company in connection with such Covered Sale and the payment of the Mortgage Debt, and (C) all Net Sales Proceeds. All Net Proceeds, and the Liquidation Preference payable in connection with any Company Optional Redemption, shall be applied and distributed to the maximum extent permitted by law, in the following order:

(1)         first, to the parties constituting the Preferred Member pro-rata in accordance with their respective Preferred Percentage Interests, until all accrued but unpaid Preferred Return, through and including the end of the applicable Distribution Period in which such payment occurs, has been paid in full;

(2)         second, to the parties constituting the Preferred Member pro-rata in accordance with their respective Preferred Percentage Interests, until the Unreturned Preferred Contribution has been reduced to zero;

(3)         third, the balance, if any, to the holders of Junior Securities.

(c)          If and so long as any obligation of the Company to redeem any Preferred Units pursuant to Section 4.03(b) is not fully discharged, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, declare or make any Junior Securities Distribution.

(d)          A holder of Preferred Units shall cease to be a Member once all of such holder's Preferred Units have been redeemed by the Company in accordance with this Agreement.

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Section 4.04.   Redemption Procedures.

(a) If less than the entire Unreturned Preferred Contribution is to be redeemed pursuant to Section 4.03(a), the total number of Preferred Units held by each Preferred Member to be redeemed shall be determined by the Manager and such total number of Preferred Units shall be redeemed ratably among the parties constituting the Preferred Member in accordance with their respective Preferred Percentage Interests (with any fractional Preferred Units being rounded down to the nearest whole Preferred Unit).

(b) If the Company proposes to redeem any Preferred Units pursuant to Section 4.03(a) or Section 4.03(b), the Company shall deliver to each holder of Preferred Units irrevocable written notice of such redemption five Business Days before the applicable redemption date (which notice may be waived by such Preferred Member). Each such notice shall state: (i) the redemption date; (ii) if fewer than all the Preferred Units are to be redeemed, the number of Preferred Units to be redeemed from such Preferred Member; (iii) the redemption price for each Preferred Unit; and (iv) that distributions on the Preferred Units to be redeemed will cease to accrue on the date of redemption.

ARTICLE 5

ALLOCATIONS

Section 5.01.  Net Profit. Subject to Section 5.03, Net Profit for any fiscal year or other period shall be allocated as of the last day of such fiscal year or other period in the following order and priority:

(a)     First, if Net Loss has been allocated pursuant to Section 5.02(b) in respect of any prior fiscal years or other periods, Net Profit shall be allocated to the Preferred Member in a manner that will reverse, on a cumulative basis, the effect of such prior Net Loss allocations to such Members.

(b)    Second, if Net Loss has been allocated pursuant to Section 5.02(a) in respect of any prior fiscal years or other periods, Net Profit shall be allocated to the Common Members in a manner that will reverse, on a cumulative basis, the effect of such prior Net Loss allocations to such Members.

(c)     Third, any remaining Net Profit shall be allocated to the parties constituting Preferred Member in accordance with their respective Preferred Percentage Interests, to the extent of the Unallocated Preferred Return of the Preferred Units.

(d)     Fourth, any remaining Net Profit shall be allocated to the Common Members in accordance with their respective Common Percentage Interests.

Section 5.02.   Net Loss.

(a)          First, subject to Section 5.03, Net Loss shall be allocated to the Common Members in accordance with, and to the extent of, their respective positive Capital Account balances.

(b)          Second, any remaining Net Loss shall be allocated to the Preferred Member in accordance with, and to the extent of, its positive Capital Account balances.

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(c)          Third, any remaining Net Loss shall be allocated to the Common Members in accordance with their respective Common Percentage Interests.

Section 5.03.   Allocations in Specified Circumstances. Notwithstanding anything else in Sections 5.01 or 5.02, in the event of a redemption of all outstanding Preferred Units at a price in excess of the Total Redemption Amount, prior to any allocation of Net Profit to the Common Members in the fiscal year or other period in which such redemption occurs, the parties constituting Preferred Members shall be allocated, in accordance with their respective Preferred Percentage Interests, an amount of Net Profits equal to such excess.

Section 5.04. Tax Allocations. (a) Except as otherwise required by the Code or the Regulations, all items of Company income, gain, loss, expense, deduction and any other items shall be allocated among the Members for federal income tax purposes in the same proportions as they share the corresponding items pursuant to this Article 5.

(b) Any elections or other decisions relating to allocations pursuant to this Section 5.04 shall be made by the Tax Matters Partner, in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.04 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's share of book income, gain, loss, expense, deduction, other items, or distributions pursuant to any provision of this Agreement.

ARTICLE 6

OTHER DISTRIBUTIONS

Section 6.01.  Distributions. (a) To the extent not prohibited by Article 4 and so long as (i) no Monthly Distribution Shortfall has occurred and is continuing, (ii) no Trigger Event has occurred and, to the extent the same may be capable of cure, is continuing, and (iii) all distributions required pursuant to Section 4.02 and Section 4.03(b) following any Liquidation Event or Covered Sale have been fully paid by the Company then, distributions on the Common Units out of funds legally available for any such distribution and after first taking into account any reasonable reserves as reasonably determined by the Manager, shall be paid by the Company to the Common Members in accordance with the irrespective Common Percentage Interests.

(b) Notwithstanding any provision of this Agreement to the contrary, the Company shall not make a distribution to any Member on account of its Interest if such distribution would violate Section 18-607 of the Delaware Act or other applicable law; provided, however, that the foregoing shall, to the fullest extent permitted by law, not affect or in any way be taken to relieve the Company of its obligation to make distributions to the Preferred Member in accordance with the terms of this Agreement or be deemed to waive any resulting Trigger Event.

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Section 6.02. Authority to Withhold; Treatment of Withheld Tax. Notwithstanding any other provision of this Agreement, each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or any of its Affiliates (pursuant to the Code or any provision of United States federal, state or local or non-U.S. tax law) with respect to such Member or as a result of such Member's participation in the Company. If and to the extent that the Company shall be required to withhold or pay any such withholding or other taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment or distribution from the Company as of the time such withholding or other tax is required to be paid. To the extent that the aggregate of such payments to a Member for any period exceeds the distributions that such Member would have received for such period but for such withholding, the Manager shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer. Any withholdings by the Company referred to in this Section 6.02 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Manager shall have received an opinion of counsel or other evidence, satisfactory to the Manager, to the effect that a lower rate is applicable, or that no withholding is applicable. Any and all payments under this Section 6.02 shall be treated as a distribution for purposes of this Agreement.

Section 6.03. Dissolution. Upon dissolution and winding up of the Company, the Company shall make distributions in accordance with Section 12.04.

ARTICLE 7

MANAGEMENT OF COMPANY

 Section 7.01.     Management.

(a)          Manager. The Company shall have one manager (the "Manager") within the meaning of the Delaware Act. Until replaced as provided herein, the Manager shall hold office until a successor is elected and qualified or until its resignation or, subject to Section 7.01(e), removal. Subject to Section 7.06, the business, property and affairs of the Company shall be managed solely by or under the direction of the Manager, as and to the extent set forth in this Section 7.01. The initial Manager is Bluerock. The Manager is a "manager" within the meaning of Section 18-101(10) of the Delaware Act.

(b)          Powers. Subject to Section 7.02, the Manager shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.03. Subject to Section 7.02, the Manager has the authority to bind the Company.

(c)          Meetings of the Company. The Company may hold meetings, both regular and special, within or outside the State of Delaware. Meetings of the Company may be called by the Manager or any Member on not less than five business days' notice to the Company. The notice requirement may be waived if the Manager and the parties constituting the Preferred Member holding a majority of the outstanding Preferred Units participate in the meeting and agree to waive the notice with respect to that meeting. Any action required or permitted to be taken at any meeting of the Company may be taken without a meeting if the Manager and, if such action requires the approval of the Preferred Member, the parties constituting the Preferred Member holding a majority of the outstanding Preferred Units, consent to that action in writing, and the writing or writings are filed with the minutes of proceedings of the Company.

(d)          Electronic Communications. The Company may hold meetings by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and participation in a meeting in this fashion shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

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(e)          Removal of Manager. The Manager may be removed at any time by Common Members holding at least seventy-five percent (75%) of the outstanding Common Units, but only for the Manager's fraud or gross negligence with respect to the Property, and any vacancy caused by any such removal may be filled only by Common Members holding a majority of the outstanding Common Units; provided, however, that so long as any obligation under the Mortgage Loan remains outstanding and not discharged in full, consent of the Mortgage Lender shall also be required for removal of a Manager and appointment of a successor Manager; provided, further, that so long as any Preferred Units remain outstanding, consent of a majority of the Preferred Units shall also be required for removal of a Manager and appointment of a successor Manager.

(f)          Manager as Agent. To the extent of its powers set forth in this Agreement and subject to Section 7.02, the Manager is an agent of the Company for the purpose of the Company's business, and any actions of the Manager that are taken in accordance with the provisions set forth in this Agreement shall bind the Company.

Section 7.02. Approval Rights. (a) Notwithstanding anything that may be deemed to be to the contrary in this Agreement, except as otherwise permitted by this Agreement, so long as any Preferred Units are outstanding, the Manager and the Company shall not take, or agree or commit to take, directly, or indirectly through the Property Owner or otherwise, any of the following actions without the approval of the Preferred Member:

(i)          Sale of Assets. Sell, assign, transfer, lease or otherwise dispose of (A) any portion or all of the Property (other than a sale of the Property in accordance with the Mortgage Loan Documents provided that the Net Sales Proceeds are distributed to the Company); or (B) any other material assets of the Company (other than ordinary course replacements), in one transaction or a series of related transactions.

(ii)         Issuances of Limited Liability Company Interests. Issue any limited liability company interests in the Company other than the Common Units and the Preferred Units, or issue any Senior Securities or Parity Securities in violation of the provisions of Section 3.04(b), or make any additional capital calls with respect to the Preferred Units.

(iii)        Debt. Incur, assume, guarantee, or otherwise become, directly or indirectly, liable with respect to, any Indebtedness other than (A) the Mortgage Debt evidenced by the Mortgage Loan Documents; and (B) trade payables incurred in the ordinary course of its business, provided that such debt (1) is not evidenced by a note, (2) is paid within sixty (60) days of the date an invoice is submitted for payment thereof or such earlier date required for payment pursuant to such invoice (unless such invoice is being contested in good faith and in a commercially reasonable manner, in which case such sum shall be paid promptly upon a determination that such sum is due), (3) with respect to the Company, does not exceed in the aggregate $25,000, and (4) is payable to trade creditors and in amounts as are normal and reasonable under the circumstances.

(iv)       Liens on Property. Intentionally create, incur, assume or suffer to exist, or permit or cause any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on any portion of the Property, except as permitted under the Mortgage Loan Documents.

(v)        Financing or Refinancing of Mortgage Debt. Any financing, refinancing or prepayment of the Mortgage Debt, unless the Preferred Units shall have been (or shall simultaneously be) redeemed in full in accordance with the terms of this Agreement.

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(vi)        Merger or Consolidation. Merge, reorganize or consolidate the Company or any of its Subsidiaries (whether in a single transaction or in a series of related or substantially contemporaneous transactions) with or into another Person (or engage in any other transaction having substantially the same effect), or acquire, either directly or indirectly, the equity interests in another Person.

(vii)       Bankruptcy. Commence any bankruptcy or insolvency proceeding, acquiesce to the appointment of a receiver, trustee, custodian or liquidator or admit the material allegations of a petition filed against the Company in any bankruptcy proceeding.

(viii)      Transaction with Affiliates. Except as otherwise permitted by this Agreement or in connection with a bona fide management compensation arrangement of the Company, enter into any material transactions with the Manager (acting other than in its capacity as manager of the Company), or any of its Affiliates, except for (A) the Property Management Agreement with the Property Manager and (B) any transaction which is substantially on the terms and conditions then prevailing in the market for such type of transactions.

(ix)         Tax Matters. Take any material election or action by the Tax Matters Partner pursuant to Section 8.03.

(x)          Amendments To Charter Documents. Terminate, amend or modify the legal structure of the Company and/or the single purpose nature and bankruptcy remoteness of the Company in violation of the provisions of Section 7.05 and Section 9.01 and/or the Company's certificate of formation, operating agreement and other charter documents, except to provide for any administrative or ministerial changes that could not adversely affect any Preferred Member; provided that written notice of any such administrative or ministerial change shall be promptly delivered to the Preferred Member.

(xi)         Material Amendments to Mortgage Loan Documents. (A) Amend, modify, supplement or waive any terms or provisions of any of the Mortgage Loan Documents in any material respect or to the extent any such amendment, modification, supplement or waiver would, whether or not material, reasonably be expected to adversely affect any Preferred Member, or (B) request from the Mortgage Lender any waiver of any of the terms or provisions of its applicable Mortgage Loan Documents.

(xii)        Material Agreements Affecting Property. Enter into any new material contract or agreement, or materially amend or modify any existing contract or agreement that is binding on the Company or Manager with respect to or affecting the Property.

(xiii)       Amendments to and Actions under Property Management Agreement. (A) Amend, modify or supplement any terms or provisions of the Property Management Agreement in any material respect, or rescind or terminate the Property Management Agreement, or enter into any replacement Property Management Agreement, or (B) take any action under the Property Management Agreement that is inconsistent with the terms of this Agreement.

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(b)    With respect to the approval of any proposed action to be taken pursuant to Section 7.02(a) above, the Manager shall send to the Preferred Member a notice setting forth in reasonable detail the terms of each such proposed action and a written request for approval thereof. If the Preferred Member shall fail to approve or reject the proposed action within five (5) Business Days after receipt of such written request from the Manager, the proposed action shall be deemed to have been approved by the Preferred Member.

Section 7.03. Officers. The Manager may, from time to time as it deems advisable, select natural persons who are employees or agents of Bluerock or its Affiliates or of the Company and designate them as officers of the Company and assign titles to any such person. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 7.03 may be revoked at any time by the Manager. Any officer of the Company may be removed with or without cause by the Manager.

Section 7.04. Lack of Authority. No Member in its capacity as such has the authority or power to act for or on behalf of the Company in any manner, to do any act that would be (or could be construed as) binding on the Company or to make any expenditures on behalf of the Company, unless such specific authority has been expressly granted to such Member by the Manager.

Section 7.05. Limitations on the Company's Activities. (a) This Section 7.05 is being adopted in order to comply with certain provisions required in order to qualify the Company as a "special purpose entity".

(b) Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, neither the Manager nor the Company shall amend, alter or change any of Sections 2.03, 2.04, 2.08 and 3.04, Article 4, Section 7.01(a), (e), and (f), Section 7.02, this Section 7.05, Section 9.01, Article 10, Section 11.01, Sections 12.01, 12.02, 12.03, 12.04, 13.02 and 13.06 (the "Special Purpose Provisions"), without the written consent of the Mortgage Lender and the Preferred Member. Subject to this Section 7.05 and Section 7.02, the Manager reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 13.02. In the event of any conflict between any of the Special Purpose Provisions and any other provision of this or any other document governing the formation, management or operation of the Company, the Special Purpose Provisions shall control.

(c)          Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, any Common Member, the Manager, any officer or any other Person, neither the Company nor the Common Members nor the Manager nor any other Person shall be authorized or empowered, nor shall they permit the Company to, and the Company shall not, without the prior unanimous written consent of the Preferred Member, the Manager and the Mortgage Lender, take any Material Action. Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, prior to taking any Material Action, the Members and the Manager shall, to the fullest extent permitted by law, including Section 18-l101(c) of the Delaware Act, take into account the interest of the Company's creditors, as well as those of the Company.

(d)          The Manager shall cause the Company to do or cause to be done all things necessary to preserve and keep in full 'force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Manager shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company.

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(e)          The Manager also shall cause the Company to and the Company shall comply with all the requirements set forth in Section 9.01 hereof.

ARTICLE 8

TAX AND ACCOUNTING MATTERS;

BOOKS AND RECORDS

Section 8.01. Fiscal Year. The fiscal year of the Company (the "Fiscal Year") shall begin on January 1 (except for the first Fiscal Year, which began on the Effective Date) and end on December 31 of each year.

Section 8.02. Partnership for Tax Purposes. Unless otherwise required by applicable law, the Members hereby agree that the Company shall be treated as a partnership for tax purposes under U.S. federal, state and local income tax laws or other laws, and further agree not to take any position or any action or to make any election, in a tax return or otherwise, inconsistent herewith.

Section 8.03. Tax Matters. (a) The tax matters partner (the "Tax Matters Partner") for purposes of Section 6231 of the Code shall be the Manager.

(b)          All necessary tax information (including all tax returns of the Company, together with any schedules or other information which each Member may require) shall be delivered to each Member as promptly as is practicable after the end of each Fiscal Year of the Company.

(c)          All elections by the Company for income and franchise tax purposes and all determinations for tax purposes regarding the fair market value of any Company assets, book basis, depreciation or amortization and all other matters relating to all tax returns (including amended returns) filed by the Company, including tax audits and related matters and controversies, shall be made and conducted by the Tax Matters Partner. The Tax Matters Partner shall, at the expense of the Company, cause to be prepared and filed all tax returns (including amended returns) required to be filed by the Company. The Tax Matters Partner shall provide notice to the Members of any audit or other administrative proceeding being conducted by a taxing authority.

Section 8.04. Books and Records. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company's business. The Company shall further provide the Common Members with reports consistent with the reports previously provided to the Common Members as beneficial members under the DST.

Section 8.05. Annual Budgets. For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, the Company shall deliver to the Members the Property Owner's annual budget, not later than sixty (60) days prior to the commencement of such period or Fiscal Year (each such annual budget, an "Annual Budget").

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ARTICLE 9

CERTAIN COVENANTS

Section 9.01.   Single Purpose Entity.         So long as any Mortgage Loan is outstanding and except for any transaction contemplated in this Agreement or in the Mortgage Loan Documents, the Manager shall not cause the Company to, and the Company shall not:

(a)          engage in any business or activity other than the ownership and management of the Company's ownership interests in the Property Owner and business activities incidental thereto, and entering into this Agreement and activities incidental thereto;

(b)          acquire or own any material assets other than the Company's ownership interests in the Property Owner;

(c)           merge into or consolidate with any Person or, to the fullest extent permitted by applicable law, dissolve, terminate or, to the fullest extent permitted by applicable law, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets, change its legal structure, or engage in any other business activity;

(d)          (i) fail to observe its organizational formalities or preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or (ii) amend, modify, terminate or fail to comply with the Special Purpose Provisions of this Agreement, and/or of the Company's articles of organization or similar organizational documents, as the case may be (except as required by applicable law);

(e)           other than the Company's ownership interests in the Property Owner, own any Subsidiary or make any investment in, any other Person without the prior written consent of the Mortgage Lender or the Preferred Member, which consent shall not be unreasonably denied, withheld, conditioned or delayed;

(f)           other than as may be permitted or required by the Mortgage Loan Documents, commingle its assets with the assets of any of its members, managing members, general partners, Affiliates, principals or of any other Person, participate in a cash management system with any other Person, or fail to use its own separate stationery, invoices and checks;

(g)          incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Mortgage Debt; (ii) [intentionally deleted], and (iii) trade payables incurred in the ordinary course of its business, provided that such debt (A) is not evidenced by a note, (B) is paid within sixty (60) days of the date an invoice is submitted for payment thereof or such earlier date required for payment pursuant to such invoice (unless such invoice is being contested in good faith and in a commercially reasonable manner, in which case such sum shall be paid promptly upon a determination that such sum is due), (C) does not exceed in the aggregate $50,000, and (D) is payable to trade creditors and in amounts as are normal and reasonable under the circumstances;

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(h)          to the extent of then available distributions from the Property Owner, fail, at any time (i) to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and (ii) to remain solvent and to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same have or shall become due, and to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(i)           (i) fail to maintain its records (including financial statements), books of account and bank accounts separate and apart from those of the members, managing members, general partners, principals and Affiliates of the Company, the Affiliates of a member, managing member, general partner or principal of the Company and any other Person; (ii) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of any other Person; or (iii) include the assets or liabilities of any other Person on its financial statements, provided, however, the Company's assets may be included in a consolidated financial statement of its Affiliates provided that appropriate notations shall be made on such consolidated financial statement to indicate the separateness of the Company and its Affiliates and to indicate that none of any such Affiliate's assets and credit are available to satisfy the debts and other obligations of the Company;

(j)           other than the Property Management Agreement, enter into any contract or agreement with any member, managing member, general partner, principal or Affiliate of the Company, or any member, managing member, general partner, principal or Affiliate thereof, except upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arm's length basis with third parties other than any member, managing member, general partner, principal or Affiliate of the Company, or any member, managing member, general partner, principal or Affiliate thereof;

(k)           fail to refrain, to the fullest extent permitted by applicable law, from seeking the dissolution or winding up in whole, or in part, of the Company;

(l)            fail to correct any known misunderstandings regarding the separate identity of the Company or any member, managing member, general partner, principal or Affiliate thereof or any other Person;

(m)          guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person;

(n)          make any loans or advances to any Third Party, including any member, managing member, general partner, principal or Affiliate of the Company or any member, managing member, general partner, principal or Affiliate thereof, and shall not acquire obligations or securities of any member, managing member, general partner, principal or Affiliate of the Company or any member, managing member, general partner, or Affiliate thereof;

(o)           fail to file its own tax returns or be included on the tax returns of any other Person except as required or permitted by applicable law;

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(p)          fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or a name franchised or licensed to it by an entity other than an Affiliate of the Company and not as a division or part of any other entity in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that the Company is responsible for the debts of any Third Party (including any member, managing member, general partner, principal or Affiliate of the Company or any member, managing member, general partner, principal or Affiliate thereof);

(q)           fail to maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(r)           share any common logo with or hold itself out as or be considered as a department or division of (i) any general partner, principal, managing member, member or Affiliate of the Company, (ii) any Affiliate of a general partner, principal, managing member or member of the Company, or (iii) any other Person

(s)           pledge its assets for the benefit of any other Person;

(t)           fail to maintain a sufficient number of employees in light of its contemplated business operations taking into account the services to be provided by the Manager pursuant to this Agreement;

(u)          fail to hold its assets in its own name;

(v)          have any of its obligations guaranteed by an Affiliate; and

(w)          identify, at any time, its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself, and shall not identify itself, as a division of any other Person.

ARTICLE 10

DISPOSITION OF UNITS;

TRIGGER EVENTS AND CONSEQUENCES

Section 10.01.     Transfers. (a) Subject to compliance with the terms and conditions of this Agreement (including, without limitation, Sections 4.02 and 4.03(b)) and the provisions of the Mortgage Loan Documents, any Common Member may freely Transfer any or all of its Common Units, so long as such Transfer is not to a Prohibited Person (each, a "Permitted Transfer"). Upon request from the Preferred Member, the Manager shall promptly deliver to the Preferred Member an updated organizational chart showing the ultimate beneficial owners in the Company, together with all intervening entities and corresponding ownership percentages.

(b)          Notwithstanding anything to the contrary herein, the Preferred Member shall have the right to Transfer all or any portion of its Preferred Units to any Person without restriction or consent of the Company, the Manager or any other Member; provided, that (A) such Transfer shall not cause a default under the Mortgage Loan Documents, and (B) the Preferred Member shall, as a condition to any such Transfer, be solely responsible for all costs of any such Transfer.

(c)          Any Transfer of all or any portion of the Units which is not made in compliance with the provisions of this Agreement shall, to the fullest extent permitted by law, be void, and the Company shall not recognize any such Transfer. Notwithstanding anything else contained herein, no Transfer shall be made except in compliance with all applicable laws, including the Securities Act of 1933, as amended. No transferee shall be admitted to the Company as a Member unless the Transfer was permitted under this Agreement.

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 (d)        If (i) Units are Transferred in accordance with the terms of this Agreement and (ii) the transferee is to be admitted to the Company as a Member, the following shall apply:

(A)       the transferee shall execute and deliver to the Company such instruments (including a counterpart of this Agreement), in form and substance reasonably satisfactory to the Manager, as the Manager shall reasonably deem necessary or desirable to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement (as it may be amended in connection with the admission of such transferee as a Member);

(B)        upon execution of such instruments, the transferee shall be admitted to the Company as a Member of the Company;

(C)        immediately following the admission of the transferee to the Company as a Member of the Company, any Member who has thereby transferred all of its Units shall cease to be a Member of the Company;

(D)       the transferee, as a Member of the Company, and any other Members are hereby authorized to, and shall, continue the business of the Company without dissolution; and

(E)        any transferee who is admitted to the Company as a Member shall succeed to the rights and powers, and be subject to the restrictions and liabilities, of the transferor Member to the extent of the Interest transferred.

 (e)          If a party ceases to own any Units in accordance with the terms of this Agreement, its rights and obligations hereunder shall terminate except as provided in Section 11.01(b) or as otherwise expressly provided herein to survive such cessation of ownership.

 (f)          Notwithstanding anything to the contrary herein, no Member may Transfer any Units if such Transfer would result in the Company having more than 99 Members. Any Transfer of Units that would have the result prescribed in the preceding sentence shall be void, and the Company shall not recognize any such Transfer.

Section 10.02. Trigger Events.

(a) Event. The occurrence of any one or more of the following events shall constitute a trigger event (each, a "Trigger Event"):

(i)          Any payment (including, the payment of the Liquidation Preference or the Total Redemption Amount) or distribution to any Preferred Member hereunder is not made when due and, in the case of any amount due on any Preferred Payment Date, is not cured within fifteen (15) days thereafter.

(ii)         Any representation or warranty made by the Company or the Common Members herein, or in any report, certificate, financial statement or other instrument, agreement or document furnished to the Preferred Member, shall have been false in any material respect as of the date the representation or warranty was made;

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(iii)        [intentionally deleted];

(iv)        The Company and/or the Manager shall fail to obtain the approval of the Preferred Member with respect to any matter subject to approval rights under Section 7.02;

(v)         Bluerock shall at any time no longer control, directly or indirectly, the day-to-day management and operations of the Manager and the Company;

(vi)        Any Transfer shall be made in violation of the provisions of Section 10.0l(a); or

(vii)       The Company, the Manager or any Guarantor shall make an assignment for the benefit of creditors in contravention of this Agreement;

(viii)      A receiver, liquidator or trustee shall be appointed for the Company or the Manager, or the Company, the Manager or any Guarantor shall be adjudicated a bankrupt or insolvent, or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by the Company, the Manager or any Guarantor, or any proceeding for the dissolution or liquidation of the Company, the Manager or any Guarantor shall be instituted; provided, however, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by the Company, the Manager or any Guarantor, as the case may be, the same shall constitute a Trigger Event only upon the same not being discharged, stayed or dismissed within sixty (60) days and, in the case of any stay, until the expiration or lifting thereof;

(ix)        Any Property Management Agreement (or any replacement Property Management Agreement) with respect to the Property is terminated for any reason and a successor Property Manager is not appointed within forty five (45) days after such termination; or

(x)        Any Mortgage Loan Default shall occur and be continuing.

Section 10.03.     Consequences of Trigger Event. Upon the delivery of written notice to the Manager that a Trigger Event has occurred and is continuing, the Preferred Member, in addition to and without limiting all other remedies permitted hereunder or at law or in equity, may do any one or more of the following:

(a)          Mandatory Redemption. The Preferred Member shall have the right, but not the obligation, to give written notice to the Manager requiring the Company to immediately redeem in cash the entire Unreturned Preferred Contribution at a redemption price equal to the Total Redemption Amount in accordance with Section 4.03(b)(ii) of this Agreement.

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 (b)          Disposition of Company Assets. Subject to the terms and provisions of the Mortgage Loan Documents, the Preferred Member may (but shall not be required to) elect to cause the Company to irrevocably assign, transfer and convey all the Company's right, title and interest in and to the Property or any of them to a Person for cash or other consideration which shall be paid to the Preferred Member and credited against the Total Redemption Amount, until it has been reduced to zero, at which time the Preferred Contribution shall be deemed to have been reduced to zero, and the balance of the cash or other consideration from such assignment, transfer or conveyance shall be paid to the Company, provided that any such disposition shall be made in connection with a sales effort conducted in a commercially reasonable manner, determined by reference to the standards of commercial reasonableness applicable to a secured party's disposition of collateral after default under the provisions of Article 9 of the UCC (a "Commercial Disposition Effort"). The parties acknowledge and agree that a sales effort involving a sixty (60) day market exposure period during which invitations to bid are transmitted to the Manager and five (5) additional Persons that Manager reasonably determines, in its discretion, are qualified to purchase any Property being sold or transferred shall constitute a Commercial Disposition Effort conducted in a commercially reasonable manner.

 (c) Other Remedies. The Preferred Member shall have any other rights and remedies available hereunder or at law or in equity. More specifically, but not in limitation of the rights and remedies of the Preferred Member, the Preferred Member may, subject to the terms and conditions of the Mortgage Loan Documents, do or cause the Company (and any Subsidiary) to do any or all of the following:

(i)          collect by legal proceedings or otherwise (including by foreclosure of any lien) all dividends, distributions, interest, principal or other sums now or hereafter payable upon or on account of any assets of the Company;

(ii)         subject to the provisions of Section 10.03(c) above, enter into any extension or reorganization agreement or any other agreement relating to or affecting any asset of the Company or any other contracts or arrangements of the Company and, in connection therewith, deposit or surrender control of any asset of the Company or accept other property in exchange therefore;

(iii)        settle, compromise or release, on terms acceptable to the Preferred Member, in whole or in part, any amounts owing on any asset of the Company or any disputes with respect thereto;

(iv)       subject to the provisions of Section 10.03(c) above, exercise any and all other rights, powers, privileges and remedies of an owner of the assets of the Company or any of them.

(d)         Sale of Property.

(i)          The receipt given by the Preferred Member, on behalf of the Company, for the purchase money paid at the sale of any Property conducted in accordance with Section 10.03(c) above shall be a sufficient discharge therefor to any purchaser of all or any part of such Property sold. No such purchaser, after paying such purchase money and receiving such receipt, shall be bound to see to the application of such purchase money or any part thereof or in any manner be answerable for any loss, misapplication or nonapplication of any such purchase money, or any part thereof; or be bound to inquire as to the authorization, necessity, expediency or regularity of any such sale.

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(ii)         Each purchaser at any sale or other disposition by the Preferred Member (on behalf of the Company or in its own name) conducted in accordance with Section 10.03(c) above shall hold the Property so sold absolutely, free from any claim or right of any kind whatsoever of the Manager and the other Members, including, without limitation, any equity or right of redemption of the Manager and the other Members. The Manager and the other Members, to the fullest extent permitted by law, hereby specifically waive all rights of redemption, principal, stay, valuation or appraisal which they have or may have under any rule, law or statute now existing or hereafter in force in connection with a sale or other disposition of any one or more of the Property conducted in accordance with Section 10.03(c) above.

(iii)        In case of any sale of the Property conducted in accordance with Section 10.03(c) above on credit or for future delivery, the Property so sold may be retained by the Preferred Member until the selling price is paid by the purchaser thereof, but the Preferred Member shall not incur any liability in case of the failure of such purchaser to take up and pay for the Property so sold and, in case of any such failure, such Property may again be sold upon like notice in accordance with Section l0.03(c) above. No credit shall be given against the Total Redemption Amount unless and until the Preferred Member receives payment on any such credit sale.

(iv)      Subject to any requirements of applicable law and the Preferred Member's compliance with its obligations set forth in this Agreement, neither the Manager nor the other Common Members shall at any time have or assert any right pertaining to the marshaling of assets, the sale of property in the inverse order of alienation or the administration of estates of decedents to prevent or hinder the exercise of the rights of the Preferred Member or any purchaser of the Property or any of them pursuant to this Agreement, and the Manager and the other Common Members, to the fullest extent permitted by applicable law, but subject to the Preferred Member's compliance with its obligations set forth in this Agreement, hereby waive the benefit of any such rights. The Manager and the other Common Members further waive, to the fullest extent permitted by law, but subject to the Preferred Member's compliance with its obligations set forth in this Agreement, any right to require the Preferred Member (1) to pursue any remedy whatsoever that the Preferred Member may possess, (2) to obtain any bond or other security under claim and delivery proceedings or otherwise, (3) to retain possession and not dispose of the Property taken under claim and delivery proceedings until after trial or final judgment, (4) to provide a traditional hearing prior to the time the Preferred Member exercises any rights or takes any action under this Agreement, or (5) to concede possession to the Manager and the other Common Members pending the initiation or conclusion of judicial process.

ARTICLE 11

EXCULPATION AND INDEMNIFICATION

Section 11.01.  Exculpation and Indemnification. (a) No Member, Manager or Tax Matters Partner, or any officer of the Company or any of their respective Affiliates or any of their respective shareholders, partners, members, employees, representatives or agents (collectively, "Covered Persons") shall be liable to the Company or any other Covered Person for monetary damages for any breach of fiduciary duty relating to the Company to the fullest extent permitted by the laws of the State of Delaware.

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(b)           Each Person (and the heirs, executors or administrators of such Person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such Person is or was a Covered Person shall be indemnified and held harmless by the Company to the fullest extent permitted by the laws of the State of Delaware. The right to indemnification conferred in this Section 11.01 shall also include the right to be advanced by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by the laws of the State of Delaware; provided, that any Covered Person shall promptly repay all such advances to the Company if it shall be ultimately determined by a court of competent jurisdiction that such Covered Person was not entitled to be indemnified by the Company in connection with such proceeding; and provided, further, that until such time as all of the obligations under the Mortgage Loan Documents have been satisfied in full, no indemnity payment to any Covered Person (except to the Preferred Member) from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Article 11 shall be payable from amounts allocable to any other Person pursuant to this Agreement and the Mortgage Loan Documents. The right to indemnification conferred in this Section 11.01 shall be a contract right.

(c)         The Company may, by action of the Manager, provide indemnification to such other officers, employees and agents of the Company or of any Covered Person or other persons who are or were serving at the request of the Company as a director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as the Manager shall determine to be appropriate.

(d)          The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a Covered Person or an officer, employee or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify such entity or individual against such liability under the laws of the State of Delaware.

(e)          Notwithstanding the provisions of this Section 11.01 to the contrary, the Company shall be personally liable to the Preferred Member for the actual Damages that the Preferred Member incurs to the extent arising out of, resulting from or in connection with any one or more of the following:

(1)         any wrongful removal or destruction of any portion of the Property or any intentional waste of the Property or any portion thereof;

(2)         any misrepresentation, miscertification or breach of warranty by the Company, a Common Member or Guarantor with respect to any representation, warranty or certification contained in this Agreement or any Mortgage Loan Document or in any document executed in connection therewith, pursuant hereto and/or the Mortgage Loan Documents or otherwise to induce the Preferred Member to make the Preferred Contribution;

(3)         any misapplication or misappropriation by the Company of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to any of the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, (C) any rents from the Property received following a Mortgage Loan Default, or (D) any security deposits or rents from the Property paid more than one month in advance;

30

(4)         any misapplication or misappropriation by the Company of Net Sales Proceeds or any distributions or other payments made in respect of any of the Property; and/or

(5)         the Company making a distribution to one or more of its equity owners in violation of this Agreement.

(f)          The rights and authority conferred in this Section 11.01 shall not be exclusive of any other right which any Person may otherwise have or hereafter acquire.

(g)          Neither the amendment of this Section 11.01, nor to the fullest extent permitted by the laws of the State of Delaware, any modification of law, shall eliminate or reduce the effect of this Section 11.01 in respect of any acts or omissions occurring prior to such amendment or modification.

Section 11.02. Waiver of Corporate Opportunity. To the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company, and no Member, Manager, Tax Matters Partner or Affiliate of a Member, Manager or Tax Matters Partner shall have any obligation to refrain from (i) engaging in similar activities or lines of business as the Company or developing or marketing any products or services that compete, directly or indirectly, with those of the Company, (ii) investing or owning any interest publicly or privately in, serving as a director or officer of or developing a business relationship with, any Person engaged in similar activities or lines of business as, or otherwise in competition with, the Company, (iii) doing business with any client or customer of the Company or (iv) employing or otherwise engaging a former officer or employee of the Company; and neither the Company nor any Member, Manager or Tax Matters Partner (or Affiliate of such Member, Manager or Tax Matters Partner) shall have any right by virtue of this Agreement in or to, or to be offered any opportunity to participate or invest in, any venture engaged or to be engaged in by the other Members, the Manager, the Tax Matters Partner or any Affiliate of the other Members, the Manager or the Tax Matters Partner, or any right by virtue of this Agreement in or to any income or profits derived therefrom.

ARTICLE 12

TERMINATION, DISSOLUTION

AND LIQUIDATION

Section 12.01. Term. The term of the Company shall continue until it is dissolved, wound up and terminated pursuant to this Article 12. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 12.02. Winding Up Events. (a) The Company shall dissolve and commence winding up upon the first to occur of any of the following events (each a "Winding Up Event"):

      (i)          the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Delaware Act;

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     (ii)         subject to Section 7.02, the written election of the Manager to dissolve, wind up and liquidate the Company; or

    (iii)        the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Delaware Act.

(b)          Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a Member of the Company, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company or the Member in the Company.

(c)          Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

Section 12.03. Winding Up. Upon the occurrence of a Winding Up Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying or making reasonable provision for the satisfaction of the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs; provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the assets or property or the proceeds from the sale thereof have been distributed pursuant to this Article 12 and the Company has terminated by the filing of a Certificate of Cancellation of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. The Manager shall be responsible for overseeing the winding up and dissolution of the Company. The Manager shall take full account of the Company's assets and liabilities, and the Company's affairs shall be wound up in an orderly manner. To the extent that the Manager determines that any or all of the assets of the Company shall be sold, such assets shall be sold as promptly as possible, but in a business-like manner so as not to involve undue sacrifice. Notwithstanding the foregoing, in the event of the winding up or dissolution of the Company as a result of a Trigger Event, the Preferred Member shall be entitled to appoint a Third Party to act as an independent liquidating trustee pursuant to the Delaware Act with responsibility for overseeing the winding up and dissolution of the Company.

Section 12.04. Distribution Upon Dissolution of the Company. The Company's assets or the proceeds from the sale thereof pursuant to this Article 12 to the extent sufficient therefor shall be applied and distributed to the maximum extent permitted by law, in the following order:

(a)          first, to the satisfaction (whether by payment or by the making of reasonable provision for payment) of all of the Company's debts and liabilities to Third Party creditors;

(b)         second, to the Preferred Member in the amounts specified in Section 4.02(a); and

(c)          third, the balance, if any, to the Common Members in accordance with their respective Common Interest Percentages.

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Section 12.05. Rights of Members; Resignation.

(a)          Except as otherwise provided in this Agreement or in any agreement referred to in this Agreement, each Member shall look solely to the assets of the Company for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Company.

(b)          No Member shall resign from the Company prior to the dissolution and winding up of the Company in accordance with this Agreement except as a consequence of a permitted Transfer of all of such Member's Interest.

ARTICLE 13

MISCELLANEOUS

Section 13.01. Notices. All notices, requests and other communications to any party or to the Company shall be in writing (including facsimile or similar writing) and shall be given, in the case of any Member, to the address of such Member as set forth in the books and records of the Company, and

if to the Company or the Manager, to:	c/o Bluerock Real Estate, LLC
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attention: Jordan Ruddy and Michael Konig
Facsimile: (212) 278-4220

with a copy to:	Hirschler Fleischer
Edgeworth Building
2100 East Cary Street
Richmond, Virginia 23223
Attention: S. Edward Flanagan, Esq.
Facsimile: (804) 644-0957

if to Preferred Member, to:	c/o Bluerock Real Estate, LLC
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attention: Jordan Ruddy and Michael Konig
Facsimile: (212) 278-4220

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with a copy to:	Hirschler Fleischer
Edgeworth Building
2100 East Cary Street
Richmond, Virginia 23223
Attention: S. Edward Flanagan, Esq.
Facsimile: (804) 644-0957

or, in each case, to such other address or facsimile number as such party or the Company may hereafter specify for the purpose by notice to the other parties and the Company. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and agreed to, (i) in the case of an amendment, (A) by Common Members holding a majority of the outstanding Common Units and (B) by the Preferred Member with respect to any amendment that would reasonably be expected to adversely affect any Preferred Member or (ii) in the case of a waiver, by the party or parties against whom the waiver is to be effective; provided that this Agreement shall, without any further action required, be deemed amended from time to time to reflect admission of a new Member and the withdrawal or resignation of a Member, in each case that is made in accordance with the provisions hereof.

(b)          Except as expressly set forth herein, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement is for the sole benefit of the parties hereto and, except as provided in Article 11, nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto, any legal or equitable rights hereunder.

Section 13.05. Headings. Headings are for ease of reference only and shall not form a part of this Agreement.

Section 13.06. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. PRINCIPLES), ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS.

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Section 13.07. Jurisdiction and Venue. Members consent to the exclusive jurisdiction of the Federal and state courts situated in the County of New York, New York in connection with any action arising out of or based on this Agreement and the transactions contemplated by this Agreement.

Section 13.08. Waiver of Jury Trial. Members hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, and any emergency statutory or any other statutory remedy.

Section 13.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when each party shall have received a counterpart hereof signed by each of the other parties.

Section 13.10. Severability. In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall be deemed not to affect any other provision or part of a provision of this Agreement, but the Agreement shall be reformed and construed as if such provision or part of a provision held to be invalid, illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 13.11. Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 13.12. Entire Agreement. This Agreement, including the exhibits and schedules hereto and thereto, constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof, and supersede all other prior agreements or undertakings with respect thereto, both written and oral. The parties acknowledge and agree that no representations, warranties, instruments, promises, understandings or conditions have been made or relied upon by the parties or any of their Affiliates in connection with the transactions contemplated hereby except as set forth herein or therein.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the day and year first above written.

BLUEROCK REAL ESTATE, LLC,
as Manager

By:	/s/ R. Ramin Kamfar
Name: R. Ramin Kamfar
Title: CEO

BLUEROCK SPECIAL OPPORTUNITY AND
INCOME FUND III, LLC
as Preferred Member

By:	BR SOIF III Manager, LLC, a Delaware limited
liability company, its manager

	By:	/s/ R. Ramin Kamfar
Name: R. Ramin Kamfar
Title: Authorized Signatory

COMMON MEMBERS:

/s/ R. Ramin Kamfar
R. Ramin Kamfar

/s/ Randy I. Anderson
Randy I. Anderson

/s/ Jordan Ruddy
Jordan Ruddy

/s/ Jerold V. Novack for Jenco Business Advisors, Inc.
Jerold V. Novack for Jenco Business Advisors, Inc.

/s/ James Babb III
James Babb III

/s/ Ryan MacDonald
Ryan MacDonald

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Schedule A

Membership Interests

Member	Number of Units	Percentage of Units

Common Members
R. Ramin Kamfar	167,552.59	67.02%
Randy I. Anderson	14,017.10	5.61%
Jordan Ruddy	21,706.62	8.68%
Jenco Business
Advisors, Inc.	24,919.30	9.97%
James Babb III	14,017.10	5.61%
Ryan MacDonald	7.787.28	3.11%
	250,000.00	100.00%

Preferred Member

Bluerock Special	1,719,289 Preferred Units	100% Preferred Units
Opportunity + Income
Fund III, LLC

SCHEDULE B

PROPERTY OWNER'S AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT